EXHIBIT 10.2

ADVANCED DRAINAGE SYSTEMS, INC.

Second Amendment to Amended and Restated Executive Employment Agreement

August 14, 2017

This Second Amendment to Amended and Restated Executive Employment Agreement (this “Amendment”) is entered into effective as of the date set forth above (the “Effective Date”) by and between ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Company”), and Joseph A. Chlapaty (the “Executive”).

Background

A.	Effective as of June 20, 2014, the Company and the Executive entered into that certain Amended and Restated Executive Employment Agreement (as amended, the “Agreement”); and
B.	The Company and the Executive desire to amend the Agreement to reflect the Executive’s retirement date and transition.

Statement of Agreement

In consideration of the promises and mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.

Section 1.Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Agreement. The term “Agreement”, as used in the Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean the Agreement and this Amendment, together, it being the intent of the Company and the Executive that each of the foregoing be applied and construed as a single instrument.

Section 2.Amendment. The Agreement is hereby amended as follows:

(a)the Employment Period shall continue through and terminate as of the close of business on September 1, 2017;

(b)September 1, 2017 shall be the Employment Termination Date;

(c)the Executive’s employment with the Company and the Agreement shall be deemed to have terminated pursuant to Section 9(e), including for purposes of Section 10(a) and Section 10(d);

(d)the definition of “Accrued Bonus” is hereby amended by deleting “three hundred sixty-five (365)” and replacing it with “one hundred fifty-four (154)”;

(e)the definition of “Severance Payment Period” is hereby amended by deleting “twenty-four (24)” and replacing it with “twenty-eight (28)”; and

(f)Exhibit A is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto.

Section 3.Ratification and Reaffirmation of the Agreement. The Company and the Executive hereby ratify and reaffirm all of the terms and conditions of the Agreement, which, as amended and supplemented by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Amendment effective as of the Effective Date.

ADVANCED DRAINAGE SYSTEMS, INC.

By: /s/ Kevin C. Talley/s/ Joseph A. Chlapaty

Name: Kevin C. TalleyJoseph A. Chlapaty

Title: EVP & CAO

Exhibit A

Release

This Release (this “Release”) is entered into by JOSEPH A. CHLAPATY (the “Executive”) in favor of ADVANCED DRAINAGE SYSTEMS, INC., a Delaware corporation (the “Company”) and the other Releasees set forth below.

Background

A.

The Executive has been employed by the Company pursuant to the Amended and Restated Executive Employment Agreement between the Executive and the Company dated as of June 20, 2014 (as amended, the “Employment Agreement”);

B.

The Executive’s employment with the Company and the Employment Agreement have terminated, or are being terminated in connection with the execution and delivery of this Release, pursuant to Section 9(e) of the Employment Agreement and the Executive has attained or will on or before the Employment Termination Date attain the age of sixty-eight (68) years; and

C.

Section 10(d) of the Employment Agreement conditions the right of the Executive to receive the applicable termination/severance payments provided for in subsections (I), (III) and (IV) of Section 10(a)(ii) of the Employment Agreement with respect to such termination (the “Severance”) on the Executive’s execution and delivery to the Company of this Release.

Statement of Agreement

In consideration of, and as a condition to, the Executive’s right to receive the Severance, the Executive agrees as set forth below.

Section 1.Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

Section 2.Release of Claims. The Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, forever releases (a) the Company, (b) each of the affiliates of the Company, (c) each of the current and former officers and directors (and individuals in other equivalent positions) of the Company and/or any affiliate of the Company and (d) each of the employees, attorneys, agents and insurers of the Company and/or any affiliate of the Company (collectively, “Releasees”) from all claims relating to (i) the Executive’s employment with the Company and/or the termination of such employment, (ii) the Employment Agreement and/or the termination of the Employment Agreement and/or (iii) the Executive’s status as, or relationship or dealings with any Releasee in the Executive’s capacity as, a stockholder, officer or director (or in other equivalent positions) of the Company or any of its affiliates arising in whole or in part from events occurring prior to the Employment Termination Date that the Executive now has or may have or that the Executive may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort (each such claim, a “Released Claim”), including but not limited to claims under the internal policies and procedures of the Company or any of its affiliates, the Age Discrimination in Employment Act, as amended, and the Family Medical Leave Act, as amended. The Executive hereby waives all rights

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to assert a claim for relief available under the Age Discrimination in Employment Act, as amended, and other applicable laws, including but not limited to relief in the form of attorney fees, damages, reinstatement, back pay, or injunctive relief. The Executive further covenants not to bring suit or otherwise institute legal proceedings against any of the Releasees for any Released Claim. Notwithstanding the foregoing, the terms of this Release shall not extend to: (A) the Executive’s post-termination rights under Section 7, Section 10(a) or Section 10(b) of the Employment Agreement, (B) the Executive’s post-termination rights under the Benefit Plans and/or Equity Incentive Plans (or related award agreements) referenced in Section 10(b) of the Employment Agreement, (C) the Executive’s post-termination rights to participate in the Company’s medical and dental plans pursuant to COBRA, (D) the Executive’s rights to receive indemnification and advancement of expenses for actions or omissions occurring prior to the Employment Termination Date including under the Indemnification Agreement, or (E) the Executive’s rights under that certain Registration Rights Agreement dated as of July 30, 2014 by and among the Company, the Executive and certain other parties thereto.

The Executive understands that nothing in this Release limits the Executive’s ability to (1) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”) or (2) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, the Executive does forever release the Executive’s right to recover or receive from any Releasee any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief, with the exception of any whistleblower awards or incentives that may be available for information provided to the Department of Justice, the Securities and Exchange Commission, Congress, or any federal Inspector General.

Section 3.Review of Release by Executive.

(a)The Executive has been advised to consult with an attorney before executing this Release.

(b)The Executive has been given at least 21 calendar days after receipt of this Release (the “Consideration Period”), if he so desires, to consider this Release before signing it. If the Executive signs this Release, the date on which he signs this Release will be the “Execution Date.” If not signed by the Executive and returned to the Company so that it is received no later than the end of the Consideration Period, this Release will not be valid. In the event the Executive executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c)The Company and the Executive agree that this Release will not become effective until 7 calendar days after the Execution Date and that the Executive may, within 7 calendar days after the Execution Date, revoke this Release in its entirety by written notice to the Company. If written notice of revocation is not received by the Company by

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the 8th calendar day after the execution of this Release by the Executive, this Release will become effective and enforceable on that day.

Section 4.Miscellaneous. This Release shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. This Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the Executive.

The Executive represents and agrees that he has fully read and understands the meaning of this Release, has had the opportunity to consult with legal counsel of his choosing, and is voluntarily entering into this Release with the intention of giving up all claims against the Company and other Releasees.

IN WITNESS WHEREOF, the Executive has executed this Release on the Execution Date set forth below.

Executive: Name: Joseph A. Chlapaty Execution Date:

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